Exhibit 4.17
EXECUTION COPY
SUBORDINATION AGREEMENT
     SUBORDINATION AGREEMENT, dated as of October 17, 2008 (this “Agreement”), is made by Mark A. Libratore (the “Subordinated Lender”), and acknowledged and agreed to by Liberator Medical Holdings, Inc., a Nevada corporation (the “Borrower”), Liberator Medical Supply, Inc., a Florida corporation and a wholly owned direct subsidiary of the Borrower (“Liberator Supply”), and Liberator Health and Education Services, Inc., a Florida corporation and a wholly owned indirect subsidiary of the Borrower (together with Liberator Supply, the “Guarantors”, and the Guarantors and the Borrower, collectively, the “Obligors”), for the benefit of the holders (the “Noteholders”) of the Notes (as defined below).
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, pursuant to a Securities Purchase Agreement, dated of as October 17, 2008 (the “Securities Purchase Agreement”), among the Obligors, Millennium Partners, L.P. (“Millennium”), as a buyer, and the other buyers party thereto (together with Millennium, the “Buyers”), each Buyer is purchasing 3% Senior Convertible Notes due 2010 from the Borrower (the “New Notes”), and in connection with the Securities Purchase Agreement, dated as of May 22, 2008, by and among the Borrower, Liberator Supply and Millennium, as the sole purchaser, Millennium purchased 3% Senior Convertible Notes due 2010 from the Borrower (together with the New Notes, the “Notes”);
     WHEREAS, the Subordinated Lender is the President and Chief Executive Officer of each of the Obligors and will derive substantial benefits from the Buyers entering into and performing their obligations under the Securities Purchase Agreement and the transactions contemplated thereby;
     WHEREAS, Liberator Supply has issued promissory notes to the Subordinated Lender (the “Subordinated Notes”), the obligations under which have been assumed by the Borrower, which Subordinated Notes as of the date hereof represent $1,664,000 in aggregate principal amount of indebtedness owned by the Obligors to the Subordinated Lender; and
     WHEREAS, the Obligors and the Subordinated Lender, as inducement for and as a condition to the Buyers entering into and performing their obligations under the Securities Purchase Agreement, wish to provide for the subordination of certain obligations of the Obligors to the Subordinated Lender to the rights and obligations of the Noteholders under the Notes (“Senior Obligations”).
     NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:
     1.     Subordination. Subject to the terms, conditions and limitations set forth herein, payment by the Obligors of all or any part of the Subordinated Notes to the Subordinated Lender so long as any Notes are outstanding, including interest, premium, if any, and any other obligations of the Obligors to the Subordinated Lender with respect thereto or in connection with any other loans made by the Subordinated Lender to the Obligors (collectively, the “Subordinated Indebtedness”), is hereby subordinated in right of payment as provided herein to the prior satisfaction in full of the of all Senior Obligations. Unless and until the Senior

Obligations shall have been fully and indefeasibly paid and satisfied and/or all of the Notes converted in accordance with the terms thereof and all other amounts, thereunder, if any, paid, and except as otherwise provided in this Agreement, the Subordinated Lender will not, without the prior written consent of the Noteholders holding at least seventy-five percent (75%) of the principal amount of the Notes then outstanding (the “Required Holders”), take, demand or receive by set-off, the pursuit of any legal action to enforce its right to receive or in any other manner, directly or indirectly, and the Obligors will not make, give or permit, directly or indirectly, by redemption, purchase or in any other manner, any payment of the whole or any part of the Subordinated Indebtedness; provided, however, that notwithstanding the forgoing, the Obligors may make, and the Subordinated Lender may receive, scheduled payments, if any, on account of accrued interest on the Subordinated Indebtedness in accordance with the terms of the Subordinated Notes so long as no Event of Default (as defined in the Notes) has occurred and is continuing.
     2.     Distribution. Upon any distribution of assets or readjustment of indebtedness of an Obligor, whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the indebtedness of such Obligor, the holders of Senior Obligations shall be entitled to receive payment in full of any and all of the Senior Obligations (including interest on unpaid principal and interest at the rate provided in the instruments creating the relevant Senior Obligations accruing on or after the filing of any petition in bankruptcy or reorganization relating to such Obligor whether or not a claim for post-filing interest is allowed in such proceeding) prior to the payment of all or any part of the Subordinated Indebtedness. In the event that, prior to payment in full of the Senior Obligations, any assets or sums are received by the Subordinated Lender in any such action or proceeding, the Subordinated Lender will hold such sums in trust for the Noteholders, as their interests may appear and, promptly after receipt thereof, deliver such assets or sums to the Noteholders on a pro rata basis.
     3.     Priority of Claims. The priorities of the Subordinated Lender’s claims, on the one hand, and the Noteholders as holders of the Senior Obligations, on the other hand, shall be effective, and distributions shall be made, in accordance with these provisions regardless of whether one or more of their claims against an Obligor are invalid or unenforceable or the security interests or liens securing such claims shall have been perfected.
     4.     Effect of Demand, Waiver, etc. The Subordinated Lender agrees that (i) any demand for payment of any of the Senior Obligations made by a Noteholder may be rescinded in whole or in part and any such obligation may be continued, and the liability of each Obligor or any other party with respect to any such obligation, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released and (ii) the Notes and any other document or instrument evidencing or governing the terms of any of the Senior Obligations or the Security Agreement and any other Security Documents (in each case, as defined in the Securities Purchase Agreement) may be amended, modified, supplemented or terminated, in whole or in part, as any Buyer or Noteholder may deem advisable from time to time, and any collateral security at any time held for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released, in each case without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. If at any time payment of any of the Senior Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of an Obligor or otherwise, the provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.
     5.     Representations and Warranties of the Subordinated Lender. The Subordinated Lender hereby represents and warrants to each Buyer as follows:
          (i)     This Agreement has been duly executed and delivered by the Subordinated Lender.
          (ii)     The Subordinated Lender has the capacity to enter into and perform his obligations under this Agreement.
          (iii)     This Agreement constitutes the valid and legally binding obligation of the Subordinated Lender.
     6.     Miscellaneous.
          6.1     Survival; Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties and the Noteholders shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties and the Noteholders.
          6.2     Third Party Beneficiaries. Each Noteholder shall be a third party beneficiary of this Agreement. Except as specifically set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          6.3     Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties and the Noteholders. Upon a transfer of a Note or part thereof by a Noteholder, the transferee shall be deemed for all purposes under this Agreement to be a “Noteholder”.
          6.4     Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts sitting in The City and the County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to it at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
          6.5     Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.6     Notices. Any notice, demand or request required or permitted to be given by the Subordinated Lender or any Obligor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to an overnight courier. Any notice, demand or request given to (x) any party, shall be addressed to such party at the principal offices of the Borrower, (y) any Noteholder, shall be addressed to such Noteholder at the address set forth in the Schedule of Buyers attached to the Securities Purchase Agreement, or (z) at such other address as any party or Noteholder may specify to the parties and the Noteholders by written notice.
          6.7     Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the parties and Required Holders, and no provision hereof may be waived other than by a written instrument signed by the Required Holders and the parties. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          6.8     No Waiver; Cumulative Remedies. No party hereto and none of the Noteholders shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder. No failure to exercise, nor any delay in exercising on the part of any party hereto or any Noteholder, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.
          6.9     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          6.10     Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SUBORDINATED LENDER:
/s/ Mark A. Libratore
Mark A. Libratore

ACKNOWLEDGED AND AGREED TO BY:
BORROWER:
LIBERATOR MEDICAL HOLDINGS, INC.

By:	/s/ Mark A. Libratore
	Name:	Mark A. Libratore
	Title:	President

GUARANTORS:
LIBERATOR MEDICAL SUPPLY, INC.

By:	/s/ Mark A. Libratore
	Name:	Mark A. Libratore
	Title:	President

LIBERATOR HEALTH AND EDUCATION SERVICES, INC.

By:	/s/ Mark A. Libratore
	Name:	Mark A. Libratore
	Title:	President